Exhibit 99.1

For Release: September 7, 2006

Media Contacts: Bethany Sherman, NASDAQ

(212) 401-8714

NASDAQ ANNOUNCES IT WILL CREATE AN OPTIONS MARKET

New York -- The Nasdaq Stock Market, Inc. (NASDAQ: NDAQ) today announced plans to introduce an equity and index options market in the third quarter of 2007, pending approval from the Securities and Exchange Commission (SEC). NASDAQ will develop the NASDAQ Options Market to leverage its core strengths of high performance technology and connectivity.

"The options market is on the verge of a transformative change, driven by the SEC's call for quotes in increments of pennies versus nickels," said Chris Concannon, Executive Vice President of The Nasdaq Stock Market, Inc. "The move to decimalization will shift the competitive landscape toward market platforms that are equipped to handle extremely high volume with an equally high level of efficiency. The NASDAQ Options Market will leverage NASDAQ's fast, fair and transparent equities trading system that it acquired through the INET acquisition."

NASDAQ plans to operate a fully automated, price/time priority market with an opportunity for price improvement that provides a level playing field to all participants. The NASDAQ Options Market will be the first options trading platform to offer true price/time priority.

NASDAQ entered the options market in April 2006 with its announcement that it would provide connectivity and order routing to options exchanges. NASDAQ will continue to offer routing to competing exchanges through its options trading platform.

NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit http://www.nasdaqfacts.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

Cautionary Note Regarding Forward-Looking Statements
The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the proposed equity and index options market and its benefits. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ's control. These factors include, but are not limited to factors detailed in NASDAQ's annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

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